April 27, 2011
Mark A. Smith
Chief Executive Officer
Geospatial Holdings, Inc.
229 Howes Run Road
Sarver, Pennsylvania
16055 USA

Dear Mr. Smith,

This engagement letter (the “Agreement”) confirms that Geospatial Holdings, Inc. (the “Company” or “you”) has engaged Pace Financial Services, LLC (“PFS” or “we”), to act as exclusive financial advisor with respect to a transaction involving the sale of the equivalent of approximately $5,000,000 of Company common stock shares in a private placement offering (the “Transaction”) to be effected during the second quarter of 2011 (the “Transaction Period”).  A Transaction generally includes any transaction or series or combination of transactions, whereby a third party provides capital via direct corporate or project finance debt, equity-like or convertible debt investment in the Company, or directly or indirectly, the equity interests or assets of the Company are transferred to another party for consideration, including, but not limited to, a sale or exchange of equity interests or assets, merger, consolidation, tender or exchange offer, leveraged buy-out, recapitalization, the formation of a joint venture or partnership or any similar transaction. For clarity, the Transaction engaged under this Agreement is limited to the offering of common shares during the Transaction Period.1.Services.  As part of our engagement as exclusive financial advisor, we will, as appropriate:

(i)	Become familiar with the Company by obtaining and reviewing financial and other information from Company;

(ii)	Assist the Company in developing a strategy to effectuate the Transaction(s);

(iii)
Assist the Company in the preparation of a memorandum and other materials describing the Company’s business, contractual and financial structure, and other relevant information of interest to potential investors (“Investors”);

(iv)	Identify and review with the Company a list of qualified potential Investors;

(v)	Advise the Company on the Transaction process, including capital structuring and valuation of the Company;

(vi)	Contact potential Investors to seek interest in a Transaction with the Company;

(vii)	Respond to inquiries from prospective Investors;

(viii)	Assist in the preparation of a data room and coordinate the due diligence process of Investors;

(ix)	Arrange and prepare the Company’s management and key representatives for presentations to Investors;

(x)	Assist in evaluating and comparing offers;

(xi)	Assist the Company and its legal counsel in negotiating the terms and conditions of a Transaction; and

(x)	Upon request, meet with the Company’s Board of Directors to discuss the Transaction and its financial implications.

2.           Company Information.  In connection with PFS’s engagement, the Company will furnish PFS with all information concerning the Company which PFS reasonably deems appropriate, including information related to the Company’s current shareholders, and will provide PFS with access to the Company’s officers, directors, employees, accountants, counsel and other representatives (collectively, the “Representatives”). The Company represents that all information provided to PFS in connection with the services to be performed under this Agreement (the "Information") will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  The Company agrees to advise PFS immediately of the occurrence of any event or any other change known to the Company that results in any of the Information containing an untrue statement of a material fact or omitting to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Company hereby authorizes PFS to rely on the accuracy and completeness of any financial or other Information provided to PFS by the Company without independent verification.

3.           Compensation.  As compensation for the services provided hereunder, the Company agrees to pay PFS as follows:

A.           A fee linked to the Aggregate Consideration involved in a Transaction (a “Transaction Fee”) defined as follows.  The Transaction Fee shall be payable in Company common stock warrants equal to eight percent (8.0%) of the total number of new shares sold through this placement (excluding shares issued to the Company’s creditors as consideration for forgiveness of outstanding obligations, and specifically shares issued to  Reduct/Delta Networks, and Settlement Shares, as defined in the April 11, 2011 SEC 8K filing ), and which shall be exercisable at 125% of the price of the securities sold to investors via this offering, and that shall have a term of five (5) years.    If the financing instruments are non equity-linked debt or loan instruments, then the Transaction Fee shall be in the form of common stock warrants equal to eight percent (8.0%) of the value of the capital raised through the Transaction divided by the Company’s average public share price valuation over the first full trading day subsequent to the completion of the Transaction, exercisable at 125% of the Company’s average share price valuation over the first full trading day subsequent to the completion of the Transaction, and valid for a term of five (5) years.

B.    For each Transaction that occurs during the term of this Agreement or within twelve (12) months of its termination, the Company shall pay to PFS the Transaction Fee in accordance with Section 3.A. immediately upon each receipt of Aggregate Consideration (each a “Due Date”).  “Aggregate Consideration” shall mean the total proceeds and other consideration paid or received or to be paid or received in connection with a Transaction (which shall include amounts paid into an escrow account or amounts held back by a Purchaser to satisfy future obligations), including but not limited to: (i) cash; (ii) notes, securities, and other property; (iii) payments to be made in installments; (iv) contingent payments (whether or not related to future earnings or operations) including, without limitation, earn-outs or deferred performance-based payments); and (v) for asset transactions only, any amount of liabilities for borrowed money assumed by the Purchaser.

C.    PFS shall have the right to enter Finder’s Fee Agreements with parties (“Finders”) that refer names and contact information of potential investors in the Transaction.  The activities of such Finders, if engaged, will be limited to introducing prospective investors to PFS.

D.    Because PFS is a wholly-owned subsidiary of a company whose CEO is on the Company’s Board of Directors, the compensation and other terms set forth herein were negotiated on an arm’s-length basis and the Company undertook commercially reasonable efforts to ensure that the terms contained herein are industry standard.

4.           Expenses.  The Company shall reimburse PFS for all reasonable out-of-pocket expenses incurred, including travel-related expenses and the fees and expenses of legal counsel, if any, and any other advisor retained by PFS (who shall only be engaged with the prior approval of the Company), resulting from or arising out of this engagement.  Any such expenses which exceed $10,000 in the aggregate shall not be incurred without the Company’s prior consent.

5.           Confidentiality.  No advice rendered by PFS, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent.  In addition, PFS may not be otherwise referred to without its prior written consent.  This Agreement shall be governed by that Confidentiality Agreement signed by the Company and PFS’ affiliate Pace Global Energy Services, LLC and dated February 3, 2010.

6.           Indemnity.  The Company agrees to indemnify, defend and hold PFS harmless to the fullest extent permitted by law, from and against any losses, claims, damages, liabilities and expenses in connection with any matter in any way relating to or referred to in the Agreement or arising out of the matters contemplated by the Agreement, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final (in that it is no longer subject to appeal or other review) that such losses, claims, damages, liabilities and expenses resulted solely from the gross negligence or willful misconduct of PFS. In addition, in the event that PFS becomes involved in any capacity in any proceeding in connection with any matter in any way relating to or referred to in the Agreement or arising out of the matters contemplated by the Agreement, the Company will reimburse PFS for its reasonable legal fees and related expenses (including the cost of any investigation and preparation) as such expenses are incurred by PFS in connection therewith.

The Company will not settle any proceeding in respect of which indemnity may be sought hereunder, without PFS’ prior written consent. For purposes of this indemnification provision, all references to PFS shall also include its affiliates, each other person, if any, controlling PFS or any of its affiliates, their respective officers, current and former directors, employees and agents, and the successors and assigns of all of the foregoing persons. The foregoing indemnity and contribution agreement shall be in addition to any rights that any indemnified party may have at common law or otherwise.

7.           Limitation of Liability.  The Company agrees that neither PFS nor any of its affiliates, directors, agents, employees or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of either PFS’ engagement under the Agreement or any matter referred to in the Agreement, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final (in that it is no longer subject to appeal or other review) that any losses, claims, damages, liabilities or expenses incurred by the Company resulted solely from the gross negligence or willful misconduct of PFS in performing the services that are the subject of the Agreement.  Further, PFS aggregate liability hereunder shall not exceed the amount collected by PFS from the Company for services rendered under this Agreement.

Neither party hereto shall be liable to the other party for any consequential, special, incidental, multiple, exemplary or punitive damages for performance or non-performance under this Agreement or for any actions undertaken in connection with or related to this Agreement, including, without limitation, damage claims based on causes of action for breach of contract, tort or any other theory of recovery.  For the avoidance of doubt, nor shall either party hereto be liable to the other party for any claim of lost profits, whether such claim of lost profits is categorized under this Agreement as indirect, direct or consequential damages or under any alternative theory of recovery.

8.           Term.  This Agreement shall be effective as of the date set forth above (the “Effective Date”) and shall remain in effect for 120 days from the Effective Date (the “Initial Term”).  The Agreement shall remain in force after the Initial Term for successive 30 day periods (each a “Renewal Term”), unless and until either PFS or Company has provided to the other party written notice of its election to not renew this Agreement at least 15 days prior to the end of the Initial Term or any Renewal Term.  In the event of termination of PFS’ engagement hereunder, PFS will continue to be entitled to its full Transaction Fee provided for herein if, within twelve (12) months of such termination, the Company closes on a Transaction; and provided, further, that any termination of PFS’ engagement hereunder shall not affect the Company’s obligations to pay other fees and expenses to the extent provided for herein, and to indemnify PFS and certain related persons and entities as provided for herein.  In the event of termination Pace shall be reimbursed for expenses incurred in accordance with Section 4 if a party exercises such right to terminate.

9.           Advertisement.  Upon the consummation of any Transaction, PFS may, at its own expense, place announcements on its website and in financial and other newspapers and periodicals (such as a customary “tombstone” advertisement, including the Company’s logo or other identifying marks) describing its role in the Transaction.  The content of any such announcement shall be subject to the Company’s prior approval, which approval shall not be unreasonably withheld. Furthermore, if requested by PFS, the Company will include in any press release announcing a Transaction, a mutually acceptable reference to PFS’s role as financial advisor to the Company.

10.           Disputes.  This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this agreement or the services rendered hereunder (“Claim”), directly or indirectly, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, and except as set forth below, no claim may be commenced, prosecuted or continued in any court other than the courts located in the Commonwealth of Virginia or in the United States District Court for the Eastern District of Virginia, which courts shall have exclusive jurisdiction over the adjudication of such matters, and the Company and PFS consent to the jurisdiction of such courts and personal service with respect thereto.  The Company hereby consents to personal jurisdiction, service and venue in any court in which any claim arising out of or in any way relating to this Agreement is brought by any third party against PFS or any indemnified party hereunder.  PFS AND THE COMPANY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.  The Company agrees that a final judgment in any proceeding or claim arising out of or in any way relating to this Agreement brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other courts of jurisdiction of which the Company is or may be subject, by suit upon such judgment. Should either party hereto prevail by a final unappealable judgment in any judicial or arbitral action to enforce any right under this Agreement, the non-prevailing party shall be liable to the prevailing party for the prevailing party’s reasonable attorneys’ fees.

11.           Assignment or Subcontract.  Neither party may assign, subcontract or transfer any right, duty or obligation under this Agreement without the prior written consent of the other party.  Notwithstanding the foregoing, Client hereby consents to PFS assigning or subcontracting this Agreement in whole or in part to a parent, subsidiary, affiliate or other entity that is under common control (each a “PFS Affiliate”).  The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and the respective successors and assigns thereof.

12.           Survival of Provisions.  All provisions of this Agreement, which are expressly or by implication to come into or continue in force and effect after the expiration or termination of this Agreement, shall remain in effect and be enforceable following such expiration or termination.

13.           Transaction Exclusion.  The issuance of Company’s common stock to any PFS Affiliate is not considered a Transaction for the purposes of this Agreement.

14.           Miscellaneous.  In connection with this engagement, PFS is acting as an independent contractor and not in any other capacity, with duties owing solely to the Company. Accordingly, nothing herein shall be construed to make the parties joint ventures or partners or to create any relationship of principal and agent.  This Agreement is made and entered into solely between and for the benefit of PFS and the Company and is not intended to convey any rights or benefits to any third party. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect pursuant to the terms hereof.  No waiver, alteration, or modification of any of the provisions hereof shall be binding unless in writing and signed by officers of both parties hereto.  This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same agreement.

We are delighted to accept this engagement and look forward to working with you on this assignment.  Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this agreement. The letter signed by you shall constitute a binding agreement between us as of the date executed by you.

Very truly yours,		Accepted and Agreed:

Pace Financial Services, LLC		Geospatial Holdings, Inc.

Name:	Daniel Blanchard	Name:	Mark Smith
Title:	Managing Director	Title:	Chief Executive Officer
Date:	04/27/2011	Date:	04/28/11
Signature:	/s/ Daniel I. Blanchard	Signature:	/s/ Mark A Smith